First AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS FIRST AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of August 29, 2019 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and Northern LIghts fund TRUST iii (the “Fund”), an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule V (Portfolios of the Trust) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Trust entered into a Custodian and Transfer Agent Agreement, dated as of August 29, 2019 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Trust hereby agree as follows:

1.                  The Agreement is hereby amended by deleting the existing Schedule V (Portfolios of the Trust) to the Agreement and replacing it with the Schedule V (Portfolios of the Trust) attached hereto.

2.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

3.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this First Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: _/s/ Eruch A. Mody___________________

Name: Eruch A. Mody

Title: Senior Vice President

Date: January 17, 2020

Northern Lights Fund Trust III

By: _/s/Richard Malinowski________________

Name: Richard Malinowski

Title: President

Date: January 17, 2020

SCHEDULE V: PORTFOLIOS OF THE TRUST

Portfolios

HCM Defender 100 Index ETF

HCM Defender 500 Index ETF

CP High Yield Trend ETF